Exhibit 99.1

Contact:	Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Software Reports Third Quarter Financial Results

MELVILLE, N.Y., November 7, 2012—FalconStor Software, Inc. (NASDAQ: FALC), the provider of disk-based data protection solutions, today announced financial results for its third quarter ended September 30, 2012.

Overview
Total revenues for the third quarter of 2012 were $17.1 million, compared with $18.9 million for the same period a year ago, a decline of 9%. Total revenues for the third quarter of 2012 increased 4% compared with the second quarter of 2012.

The global macroeconomic weakness continues to factor in soft IT spending, lower business confidence, and uncertainty in the marketplace, which has resulted in lower than anticipated revenues for the quarter.

“While our revenues fell short of our expectations, we are pleased that we were able to achieve sequential revenue growth during a difficult macro environment,” said Jim McNiel, president and CEO of FalconStor. “The uncertainty surrounding the global marketplace continues to cause disruptions in our business, specifically with budget freezes, elongated sales cycles, or, in some cases, lost deals due to competitive pricing and sales strategies.  Finally, we believe that the steps we took during the third quarter to reduce our operating expenses in response to the current environment have left us well-positioned to execute on our plan to invest in our existing and our new product initiatives.”

Retention of Financial Advisor
FalconStor has retained the investment banking firm Wells Fargo Securities, LLC as its exclusive financial advisor to assist the Company in exploring and evaluating strategic alternatives to maximize stockholder value.  The Company intends to disclose developments regarding the process only when or if the Board has approved a specific transaction.

Financials
GAAP loss from operations for the quarter was $3.6 million, compared with an operating loss of $5.1 million for the same period a year ago.  GAAP net loss for the third quarter was $3.6 million, or $0.08 per share, compared with $5.4 million, or $0.12 per share in the third quarter of 2011. Included in the operating results for the third quarter of 2012 was a net reduction of $1.4 million of investigation, litigation, and settlement costs. The net reduction of $1.4 million resulted from the Company recording a receivable in the third quarter for the recovery of $1.1 million of previously accrued legal fees and $0.4 million of certain costs previously accrued associated with the class action and derivative suits, as a result of a settlement reached with one of our insurance carriers in October 2012. These amounts were partially offset by $0.1 million of overall legal fees not recoverable through insurance. During the same period in 2011, the Company had recorded $0.5 million of costs associated with the then outstanding government investigations and related class actions, which was comprised of overall legal fees.

Non-GAAP loss from operations was $3.1 million in the third quarter of 2012, compared with a loss from operations of $2.3 million for the same period a year ago.  Non-GAAP net loss was $3.1 million, or a loss of $0.07 per share, in the third quarter of 2012, compared with a net loss of $2.6 million, or $0.06 per share, in the third quarter of 2011. Non-GAAP results exclude the effects of stock-based compensation, costs associated with the Company’s investigations, litigation and settlement related costs, and restructuring cost.

For the nine months ended September 30, 2012, total revenues were $52.9 million, compared with $57.4 million for the same period a year ago.  GAAP loss from operations for the nine month period was $12.0 million compared with a loss of $16.8 million in 2011.  GAAP net loss was $12.6 million, or $0.27 per share, for the nine months ended September 30, 2012, compared with a loss of $17.3 million, or $0.37 per share, in the same period a year ago.

Non-GAAP loss from operations was $9.4 million for the nine months ended September 30, 2012, compared with a loss of $7.5 million in 2011. Non-GAAP net loss was $10.1 million, or $0.21 per share, compared with a loss of $8.0 million, or $0.17 per share, in the same period a year ago.

The Company closed the quarter with $25.8 million in cash, cash equivalents, and marketable securities. Deferred revenue at September 30, 2012 was $23.6 million, a decrease of 5% compared with the same period a year ago.

Conference Call
The Company will host a conference call to discuss its financial results on Wednesday November 7, 2012 at 4:30 p.m. EST. To participate in the conference call, please dial:

Toll Free: 1-877-941-8631
International: +1-480-629-9821

To view the presentation, please copy and paste the following link into your browser and register for this meeting.  Once you have registered for the meeting, you will receive an email message confirming your registration.

https://falconstor.webex.com/falconstor/j.php?ED=174468092&RG=1&UID

Meeting: FalconStor Q3 2012 Earnings
Meeting password: q3numbers
Meeting Number: 769 916 414

If you are unable to register via the Internet, please contact Joanne Ferrara, Investor Relations at 631-773-5813 or joanne.ferrara@falconstor.com.

A conference call replay is scheduled to be available beginning November 7 at 6:30 p.m. EST through 11:59 p.m. EST on November 13. To listen to the replay of the call, dial toll free: 1-800-406-7325 or International: +1-303-590-3030, passcode: 4572048, or visit our website at www.falconstor.com/investors.

Non-GAAP Financial Measures
The non-GAAP financial measures used in this press release are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The Company’s management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the Company’s operating performance. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures (which should be viewed as a supplement to, and not a substitute for, their comparable GAAP measures) in this press release because we believe they are useful to investors in allowing for greater transparency into the supplemental information used by management in its financial and operational decision-making. The non-GAAP financial measures exclude (i) costs associated with the Company’s class action and derivative lawsuits, government investigations, and related legal fees, (ii) noncash stock-based compensation charges and any potential tax effects and (iii) restructuring costs, when applicable. For a reconciliation of our GAAP and non-GAAP financial results, please refer to our Non-GAAP Operating Data GAAP Reconciliation, presented in this release.

About FalconStor
FalconStor Software, Inc. (NASDAQ: FALC) is a market leader in disk-based data protection. The company’s mission is to transform traditional backup and disaster recovery (DR) into next-generation service-oriented data protection. Built upon an award-winning platform, FalconStor solutions deliver disk-based backup, continuous data protection, WAN-optimized replication and DR automation. FalconStor solutions are available through a worldwide network of partners, including solution providers, top-tier strategic partners and major OEMs. Thousands of customers worldwide, from small businesses to Fortune 100 enterprises, entrust their data to FalconStor solutions. FalconStor maintains headquarters in Melville, N.Y., and offices throughout Europe and the Asia Pacific region. For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the data protection industry; competition in the data protection market; results and costs associated with governmental investigations; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor and FalconStor Software are registered trademarks of FalconStor Software, Inc. in the US and other countries.  All other company and product names contained herein may be trademarks of their respective holders.

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,154,409	$16,257,694
Marketable securities	13,201,701	20,894,328
Accounts receivable, net	10,965,296	19,314,789
Prepaid expenses and other current assets	4,716,228	1,912,831
Inventory	721,827	1,769,007
Deferred tax assets, net	175,624	177,798

Total current assets	41,935,085	60,326,447

Property and equipment, net	4,387,606	4,364,180
Long-term marketable securities	489,999	611,082
Deferred tax assets, net	205,879	217,771
Software development costs, net	1,243,885	1,001,530
Other assets, net	2,207,272	2,183,973
Goodwill	4,150,339	4,150,339
Other intangible assets, net	190,106	191,572

Total assets	$54,810,171	$73,046,894

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,514,250	$2,883,844
Accrued expenses	11,063,649	17,609,766
Deferred revenue, net	17,526,719	19,450,966

Total current liabilities	30,104,618	39,944,576

Other long-term liabilities	4,433,219	2,587,327
Deferred revenue, net	6,098,952	7,698,053

Total liabilities	40,636,789	50,229,956

Commitments and Contingencies

Total stockholders' equity	14,173,382	22,816,938

Total liabilities and stockholders' equity	$54,810,171	$73,046,894

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues:
Product revenues	$8,550,551	$10,176,275	$27,049,072	$33,045,050
Support and services revenues	8,538,462	8,680,115	25,874,214	24,398,610
	17,089,013	18,856,390	52,923,286	57,443,660

Cost of revenues:
Product	1,562,359	1,467,141	5,370,031	5,456,186
Support and service	3,318,558	3,339,448	9,570,969	9,877,256
Total cost of revenues	4,880,917	4,806,589	14,941,000	15,333,442

Gross profit	$12,208,096	$14,049,801	$37,982,286	$42,110,218

Operating expenses:
Research and development costs	4,643,102	5,033,211	14,115,388	16,383,318
Selling and marketing	8,272,973	9,878,069	27,302,960	28,873,468
General and administrative	3,461,880	2,904,767	9,590,909	8,463,762
Investigation, litigation and settlement related costs	(1,353,571)	531,507	(1,793,368)	4,331,298
Restructuring costs	770,749	822,320	770,749	822,320
Total operating expenses	15,795,133	19,169,874	49,986,638	58,874,166

Operating loss	(3,587,037)	(5,120,073)	(12,004,352)	(16,763,948)

Interest and other income (loss), net	102,059	(71,266)	(142,805)	379,690

Loss before income taxes	(3,484,978)	(5,191,339)	(12,147,157)	(16,384,258)

Provision for income taxes	83,073	206,837	490,888	869,221

Net loss	$(3,568,051)	$(5,398,176)	$(12,638,045)	$(17,253,479)

Basic net loss per share	$(0.08)	$(0.12)	$(0.27)	$(0.37)

Diluted net loss per share	$(0.08)	$(0.12)	$(0.27)	$(0.37)

Weighted average basic shares outstanding	47,542,304	46,779,040	47,353,922	46,563,004

Weighted average diluted shares outstanding	47,542,304	46,779,040	47,353,922	46,563,004

FalconStor Software, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

GAAP loss from operations	$(3,587,037)	$(5,120,073)	$(12,004,352)	$(16,763,948)
Add: Non-cash stock option expense (1)	1,055,778	1,436,578	3,594,156	4,091,878
Legal related costs (3)	(1,353,571)	531,507	(1,793,368)	4,331,298
Restructuring costs (4)	770,749	822,320	770,749	822,320
Non-GAAP loss from operations	(3,114,081)	(2,329,668)	(9,432,815)	(7,518,452)

GAAP net loss	$(3,568,051)	$(5,398,176)	$(12,638,045)	$(17,253,479)
Add: Non-cash stock option expense,
net of income taxes (2)	1,055,778	1,436,578	3,594,156	4,091,878
Legal related costs (3)	(1,353,571)	531,507	(1,793,368)	4,331,298
Restructuring costs (4)	770,749	822,320	770,749	822,320
Non-GAAP net loss	(3,095,095)	(2,607,771)	(10,066,508)	(8,007,983)

GAAP gross margin – Product	82%	86%	80%	84%
Add: Non-cash stock option expense (1)	0%	0%	0%	0%
Non-GAAP gross margin - Product	82%	86%	80%	84%

GAAP gross margin – Support and Service	61%	62%	63%	60%
Add: Non-cash stock option expense (1)	1%	1%	0%	2%
Non-GAAP gross margin – Support and Service	62%	63%	63%	61%

GAAP operating margin	(21%)	(27%)	(23%)	(29%)
Add: Non-cash stock option expense (1)	6%	8%	7%	7%
Legal related costs (3)	(8%)	3%	(3%)	8%
Restructuring costs (4)	5%	4%	1%	1%
Non-GAAP operating margin	(18%)	(12%)	(18%)	(13%)

GAAP Basic EPS	$(0.08)	$(0.12)	$(0.27)	$(0.37)
Add: Non-cash stock option expense,
net of income taxes (2)	0.02	0.03	0.08	0.09
Legal related costs (3)	(0.03)	0.01	(0.04)	0.09
Restructuring costs (4)	0.02	0.02	0.02	0.02
Non-GAAP Basic EPS	(0.07)	(0.06)	(0.21)	(0.17)

GAAP Diluted EPS	$(0.08)	$(0.12)	$(0.27)	$(0.37)
Add: Non-cash stock option expense,
net of income taxes (2)	0.02	0.03	0.08	0.09
Legal related costs (3)	(0.03)	0.01	(0.04)	0.09
Restructuring costs (4)	0.02	0.02	0.02	0.02
Non-GAAP Diluted EPS	(0.07)	(0.06)	(0.21)	(0.17)

Weighted average basic shares Outstanding (GAAP and as adjusted)	47,542,304	46,779,040	47,353,922	46,563,004

Weighted average diluted shares Outstanding (GAAP and as adjusted)	47,542,304	46,779,040	47,353,922	46,563,004

Footnotes:
(1)	Represents non-cash, stock-based compensation charges as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Cost of revenues - Product	$113	$1,169	$212	$2,641
Cost of revenues – Support and Service	53,314	111,830	103,158	385,032
Research and development costs	127,982	235,782	572,170	1,044,193
Selling and marketing	388,167	585,814	1,272,823	1,471,093
General and administrative	486,202	501,983	1,645,793	1,188,919

Total non-cash stock-based compensation expense	$1,055,778	$1,436,578	$3,594,156	$4,091,878

(2)
Represents the effects of non-cash stock-based compensation expense recognized in accordance with the FASB Accounting Standards Codification, Topic 718, net of related income tax effects. For the three and nine months ended September 30, 2012 and 2011, the tax expense for both GAAP and Non-GAAP basis approximate the same amount.

(3)	Legal related costs represent amounts in connection with the Company’s investigations, litigation and settlement related costs for each respective period presented.

(4)	Represents restructuring costs which were incurred during each respective period presented.